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Exhibit 23.1

Consent of KPMG LLP

The Board of Directors
ebix.com, Inc.:

    We consent to the use of our report dated March 30, 2001 with respect to the consolidated balance sheets of ebix.com, Inc. and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows, and the related supplemental consolidated financial statement schedule for the years then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Chicago, Illinois
June 28, 2001

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  Exhibit 23.1
Consent of KPMG LLP